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                                                                   EXHIBIT 10.19



                              EMPLOYMENT AGREEMENT

               THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of May 1, 1997, by and between ANDATACO, a California corporation (the "Company"), and Harris Ravine ("Employee"). Capitalized terms used herein and not otherwise defined shall have the meaning given to such terms in that certain Agreement and Plan of Merger and Reorganization dated as of February 28, 1997 by and among IPL Systems, Inc., IPL Acquisition Corp., W. David Sykes and the Company.

        1.     DUTIES.

               (a) GENERAL. The Company hereby employs Employee, and Employee hereby agrees to serve, as the Chief Executive Officer and Chairman of the Board of Directors of the Company during the Term (as defined in Section 2) hereof. Employee shall have such duties and powers as are normally accorded to a Chief Executive Officer of a corporation and shall loyally, conscientiously and in good faith perform such duties as may be assigned to him from time to time by the Board of Directors of the Company.

               (b) BUSINESS PLAN COMMITTEE. Prior to the beginning of each fiscal year of the Company, Employee and the Company's Board of Directors (the "Business Plan Committee") shall work together to establish performance goals for the Company and Employee for the coming fiscal year. The performance goals shall be mutually agreeable to the parties and shall be set forth in a formal business plan (the "Business Plan") to be adopted by the Board of Directors of the Company. The Business Plan shall set forth the performance goals in a manner that permits a quantitative determination that such performance goals have been satisfied. Performance goals subject to quantitative analysis may include, for example, target total sales, target net income, target earnings per share, or any other number or financial ratio that the Business Plan Committee shall adopt. The performance goals set forth in the Business Plan may be amended or modified only by written consent of each member of the Business Plan Committee.

        2.     TERM AND TERMINATION.

               (a)    TERM OF AGREEMENT.

                      (i) ORIGINAL TERM. Unless earlier terminated as provided in this Agreement, the term of Employee's employment shall commence on the Closing Date and shall continue until June 30, 2002 (the "Original Term").

                      (ii) ONE-YEAR RENEWALS. Unless (A) the Company or Employee delivers written notice of its or his intention not to extend the term of this Agreement on or prior to the date that is three (3) months prior to the expiration of the Original Term or the then applicable Annual Renewal Period (as defined below), if any, or (B) this Agreement is otherwise terminated prior to the expiration of the Original Term or the then applicable Annual Renewal Period as provided in this Agreement, this Agreement shall be automatically renewed for an




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unlimited number of additional one (1) year periods (each an "Annual Renewal
Period"). The Original Term and any Annual Renewal Periods are hereinafter collectively referred to as the "Term."

               (b) TERMINATION BY COMPANY FOR CAUSE. Notwithstanding anything in this Agreement to the contrary, express or implied, or Section 2924 of the California Labor Code or any similar provision, this Agreement (and Employee's employment) may be terminated immediately and without notice by the Company for "Cause." For the purposes of this Agreement, "Cause" shall be defined as
Employee's:

                      (i) material failure to perform his duties and obligations hereunder following notice from the Board of Directors specifying such failures in detail and Employee fails to cure or diligently commence curing such failures within thirty (30) days of receipt of such notice;

                      (ii) engaging or participating in any activity which is directly competitive with or intentionally injurious to the Company;

                      (iii) commission of any fraud against the Company or use or appropriation for his personal use and benefit of any funds, assets or properties of the Company not authorized by the Company to be so used or appropriated; or

                      (iv) knowing violation of law, conviction for commission of a felony or conviction for a crime involving dishonesty or moral turpitude.

               Upon termination of this Agreement by the Company pursuant to this Section 2(b), Employee shall be entitled to receive on the date of termination an amount equal to Employee's Base Salary (as defined in Section 4) prorated through the date of termination. Upon any termination of this Agreement under this Section 2(b), Employee shall not be entitled to any Bonus amounts otherwise due under Section 4 and, except as expressly provided under this
Section 2(b), the Company shall have no further obligations to Employee under this Agreement.

               (c) TERMINATION BY COMPANY WITHOUT CAUSE. Notwithstanding anything in this Agreement to the contrary, express or implied, or Section 2924 of the California Labor Code or any similar provision, this Agreement (and Employee's employment) may be terminated at the will of the Company without Cause upon delivery of written notice to Employee. Upon any termination of this Agreement pursuant to this Section 2(c), Employee shall be entitled to receive an amount equal to (i) eighteen (18) months of Employee's Base Salary, plus (ii) any unpaid Bonus amounts then earned by Employee up through the date of termination. All amounts payable to Employee under clause (i) of the preceding sentence shall be paid to Employee in eighteen (18) equal monthly installments commencing on the date of termination and any Bonus amounts payable to Employee under clause (ii) shall be paid to Employee within thirty (30) days of termination. The total amount of Bonus due to Employee under clause (ii) above shall be determined as of the date of termination on a prorated basis and shall be calculated pursuant to Section 4(b)(i). Upon any termination of this Agreement under this Section 2(c),




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except as expressly provided under this Section 2(c), the Company shall have no further obligations to Employee under this Agreement.

               (d) VOLUNTARY TERMINATION BY EMPLOYEE. Employee may voluntarily terminate his employment with the Company by giving the Company thirty (30) days advance written notice. Upon any voluntary termination of his employment with the Company under this Section 2(d), Employee shall be entitled to receive an amount equal to Employee's Base Salary prorated through the date of termination. Upon any termination of Employee's employment with the Company pursuant to this
Section 2(d), Employee shall not be entitled to any Bonus Amounts otherwise due under Section 4 and, except as expressly provided under this subsection (d), the Company shall have no further obligations to Employee under this Agreement.

               (e) AUTOMATIC TERMINATION. This Agreement (and Employee's employment) shall terminate immediately and without the necessity of any notice or any other action by any party hereto upon the first to occur of any of the following:

                      (i)  The death of Employee;

                      (ii) The loss of Employee's legal capacity to contract;

                      (iii) The inability of Employee to perform his duties or responsibilities hereunder, as a result of mental or physical ailment or incapacity, for an aggregate of ninety (90) days (whether or not consecutive) unless waived in writing by Company;

                      (iv) the expiration of the Term of this Agreement, provided that timely notice has been given as required by Section 2(a)(ii); or

               Upon termination of this Agreement pursuant to any of clauses
(i), (ii) or (iii) of this Section 2(e), Employee or Employee's estate, as the case may be, shall be entitled to an amount equal to (1) Employee's Base Salary prorated through the date of termination and any unpaid Bonus then earned by Employee as of the date of termination, plus (2) Employee's Base Salary for a period of twelve (12) months. The amounts payable under (1) above shall be payable on the date of termination. The amount payable under (2) above shall be payable in twelve (12) equal monthly installments commencing on the date of termination. Upon payment of such amounts, the Company shall have no further obligations to Employee or Employee's estate, as the case may be, under this Agreement.

               (f) TERMINATION UPON CHANGE OF CONTROL. In the event that Employee's employment with the Company (or its successor) is terminated without Cause within twelve (12) months after a "Change of Control" of the Company, Employee shall be entitled to receive an amount equal to (i) eighteen (18) months of Employee's Base Salary, plus (ii) any unpaid Bonus amounts then earned by Employee up through the date of termination. Such amount shall be paid to Employee in eighteen (18) equal monthly installments commencing on the date of termination. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred upon the consummation of a (1) merger or consolidation of the Company with




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or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 30% of the Company's voting power immediately after such consolidation, merger or reorganization; (2) transaction or series of related transactions in which in excess of 30% of the Company's voting power is transferred; or (3) sale of all or substantially all of the assets of the Company."

        3.     EXCLUSIVITY OF EMPLOYMENT.

               (a) LOYAL AND CONSCIENTIOUS SERVICE. During the Term of this Agreement, Employee shall devote his full business time, interest, abilities and energies to the Company and use his best efforts, skills and abilities to promote the general welfare and interest of the Company and to preserve, maintain and enhance its business and business relationships with its customers and employees.

               (b) NONCOMPETITION. During Employee's employment with the Company, Employee shall not, directly or indirectly, render services of a business, professional or commercial nature to any other person or entity that competes with the Company's business or welfare, whether for compensation or otherwise, or engage in any business activities competitive with the Company's business or welfare, whether alone, as an employee, as a partner, or as a shareholder, officer or director of any other corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity of any other entity. Notwithstanding the foregoing, the expenditure of reasonable amounts of time for educational, charitable or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required under this Agreement. The noncompetition provisions of this Section 3(b) shall terminate on June 30, 2002.

        4.     COMPENSATION.

               (a)    BASE SALARY.

                      (i) Beginning on the date hereof, and continuing throughout the entire Term of this Agreement, the Company shall pay Employee a fixed annual salary in an amount equal to Three Hundred Thousand Dollars ($300,000) or such greater amount as may be determined by the Board of Directors from time to time (the "Base Salary").

                      (ii) The Base Salary shall be paid in equal installments (subject to proration for a period of employment of greater or less than a year or any applicable payroll period therein) on the Company's regular payroll dates. Employee authorizes the Company to make such deductions and withholdings from his Base Salary and any other earnings of Employee from Company as are required by law, which deductions shall include, without limitation, withholding for federal and state income tax and Social Security and Medicare withholdings.

               (b)    BONUS.




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                      (i) Subject to Section 4(b)(ii) below, commencing on the
fiscal year beginning November 1, 1997 and for each fiscal year of the Company thereafter during the Term of this Agreement, Employee shall be eligible to receive a cash bonus (the "Bonus"), assuming achievement of "100% of Plan," in an amount equal to fifty percent (50%) of (A) Employee's Base Salary in effect during the last fiscal year, or (B) in the event Employee's Base Salary increases or decreases during the last fiscal year, the Employee's average annual Base Salary during the last fiscal year. For the purposes of this Agreement, the term "100% of Plan" shall be understood to mean that the Company and Employee shall have satisfied each performance goal set forth in the Business Plan for a given fiscal year.

                      (ii) Upon the Company and Employee achieving 100% of Plan during any fiscal year, the Company shall pay to Employee the Bonus set forth in
Section 4(b)(i). In the event the Company and Employee fail to achieve 100% of Plan during any fiscal year, Employee shall be entitled to receive only that percentage of the Bonus that is equal to that percentage of the Business Plan which the Company and Employee have achieved, as determined by the Board of Directors; provided, however, that in no event shall Employee be entitled to any Bonus amounts if the Company and Employee fail to achieve at least 90% of Plan, as determined by the Board of Directors.

               (c)    STOCK OPTIONS.

                      (i) GENERAL TERMS. As soon as practicable after the Closing Date, the Company agrees to use its best efforts to cause to be granted to Employee an option to purchase up to seven hundred thousand (700,000) shares of Common Stock of IPL Systems, Inc., a Massachusetts corporation ("IPL"), at an exercise price equal to the fair market value of the Common Stock of IPL on the date of grant (the "Option"). The Option shall be a nonstatutory stock option and is not intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The Option shall be granted under IPL's standard form of nonstatutory stock option agreement used in connection with its employee stock option plans. The shares of Common Stock underlying the Option shall have been registered pursuant to the Securities Act of 1933, as amended, such that the shares when issued shall be shall be freely tradable (subject to any restrictions that may be imposed on "control shares" and restrictions generally placed on officers, directors or 5% or greater shareholders of a company).

                      (ii) VESTING. The shares of Common Stock underlying the Option shall vest and the Option shall become exercisable as follows:

                           (1) During the first year of this Agreement (the
"Initial Vesting Period"), 250,000 shares shall vest ratably and monthly commencing on the date of this Agreement;

                           (2) 225,000 shares shall vest at the rate of 56,250
shares per year at the end of each year during the four-year period commencing on the first anniversary of the end of the Initial Vesting Period;




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                           (3) an additional 225,000 shares shall vest at the
rate of 56,250 per year at the end of each year during the four-year period commencing on the first anniversary of the end of the Initial Vesting Period, provided, that, the Company meets 100% of Plan for the fiscal year in which such vesting date occurs (that portion of the Option vesting in any fiscal year under this Section 4(c)(ii)(3) being referred to herein as the "Contingent Option"). If the Company fails to achieve 100% of Plan during any fiscal year, Employee shall be entitled to receive only that percentage of the Contingent Option that is equal to that percentage of the Business Plan that the Company and Employee have achieved; provided, however, that in no event shall Employee be entitled to any portion of the Contingent Option that would otherwise vest in any fiscal year if the Company and Employee fail to achieve at least 90% of Plan for such fiscal year, as determined by the Board of Directors. Any portion of the Contingent Option that fails to vest as set forth in this Section 4(c)(ii)(3) shall expire and no longer be exercisable and in no event shall the shares subject to any portion of the Contingent Option that expires under this Section 4(c)(ii)clause (3) be carried forward to any subsequent fiscal year.

                      (iii) LOCK-UP PERIOD. Employee acknowledges that the shares of Common Stock of IPL underlying the Option shall be subject to certain restrictions on disposition and in that regard Employee shall execute the form of Lock-Up Agreement attached hereto as Exhibit A.

                      (iv) GOOD FAITH NEGOTIATION. In the event the Company is unable to cause to be granted to Employee the Option, the Company and Employee agree to negotiate in good faith alternative compensation to be paid to Employee that is reasonably equivalent in value to the Option; provided, however, that payment of such alternative compensation shall be in a manner that reasonably correlates to the time period in which the Option would have vested in accordance with this Agreement.

               (d) ADDITIONAL COMPENSATION AND BENEFITS. During the term of this Agreement:

                      (i) Employee shall be entitled to five (5) weeks paid vacation in each twelve-month period during Employee's employment hereunder;

                      (ii) the Company shall pay or reimburse Employee for all reasonable and necessary travel and other business expenses incurred or paid by Employee in connection with the performance of his services under this Agreement upon approval of the Company and presentation of expense statements, vouchers, logs and such other supporting information as the Company may reasonably request from time to time;

                      (iii) the Company shall pay or reimburse Employee for the annual cost of premiums for a term life insurance policy insuring the life of Employee and providing for death benefits in the amount of One Million Dollars ($1,000,000). If Employee's employment is terminated in accordance with this Agreement, Employee shall immediately assume sole financial responsibility for the payment of the premiums with respect to such life insurance policy;




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                      (iv) the Company shall provide a monthly car allowance
(including the cost of leasing, maintaining and operating the car) in an amount to be determined by the Company and Employee upon the Employee's relocation to San Diego;

                      (v) the Company shall reimburse Employee for reasonable costs and expenses of one professional organization membership upon prior written approval of the Company of such expenses;

                      (vi) Employee shall be entitled to participate in any other policies, programs and benefits which the Company may, in its sole and absolute discretion, make generally available to its other senior executives from time to time including, but not limited to, disability insurance, pension and retirement plans, health or medical insurance and similar programs; and

                      (vii) Employee shall be entitled to a relocation allowance in an amount to be reasonably determined by the Company and Employee.

        5. NONDISCLOSURE AND ASSIGNMENT OF PROPRIETARY AND CONFIDENTIAL INFORMATION. In consideration and recognition of the fact that Employee has had, or during the course of his employment with the Company may have, access to Confidential Information (as hereinafter defined) of the Company or other information and data of a secret or proprietary nature of the Company which the Company desires to keep confidential, and that the Company has furnished, or during the course of Employee's employment will furnish, such Confidential Information to Employee, Employee agrees and acknowledges as follows:

               (a) CONFIDENTIAL INFORMATION. As used herein, the term "Confidential Information" shall mean and include, without limitation, any and all marketing and sales data, plans and strategies, financial projections, customer lists, prospective customer lists, promotional ideas, data concerning the Company's services, designs, methods, inventions, improvements, discoveries or designs, whether or not patentable, "know-how," training and sales techniques, and any other information of a similar nature disclosed to Employee or otherwise made known to him as a consequence of or through his employment with the Company (including information originated by Employee) during Employee's employment; provided, however, that the term Confidential Information shall not include any information that (i) at the time of the disclosure or thereafter is or becomes generally available to and known by the public, other than as a result of a disclosure by Employee or any agent or representative of Employee in violation of this Agreement, or (ii) was available to Employee on a non-confidential basis from a source other than the Company, or any of its officers, directors, employees, agents or other representatives.

               (b) EXCLUSIVE RIGHTS; ASSIGNMENT TO COMPANY. The Company has exclusive property rights to all Confidential Information, and Employee hereby assigns to Company all rights he might otherwise possess in any Confidential Information. Except as required in the performance of his duties to the Company, Employee will not at any time during or after his employment, directly or indirectly use, communicate, disclose, disseminate, lecture upon, publish articles or otherwise disclose or put in the public domain, any Confidential




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Information relating to the Company, or its services, products or business.
Employee agrees to deliver to the Company any and all copies of Confidential Information in the possession or control of Employee upon the expiration or termination of this Agreement, or at any other time upon request. This Section 5 shall survive the termination of this Agreement and the termination of Employee's employment with the Company.

        6. SOLICITATION OF EMPLOYEES. In consideration and recognition of the fact that Employee's position with the Company is an executive position involving fiduciary responsibility to the Company and access to the Company's Confidential Information, Employee agrees that he will not solicit or take away any employees of the Company for employment by any enterprise that competes with, or is engaged in a substantially similar business to, the business of, the Company. This Section 6 shall survive for a period of two (2) years from the date of termination of this Agreement.

        7. REPRESENTATION BY EMPLOYEE. Employee represents and warrants that he is under no restriction or disability by reason of any prior contract or otherwise which would prevent him from entering into and performing his duties and obligations under this Agreement.

        8. NOTICES. All notices, requests, demands and other communications under this Agreement must be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the date indicated on the return receipt as the date of receipt or refusal if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, return receipt requested, and properly addressed as follows:

               to the Company:      ANDATACO
                                    10140 Mesa Rim Road
                                    San Diego, CA 92121
                                    Attn:  President
                                    Fax: (619) 453-9294

               to the Employee:     HARRIS RAVINE
                                    8475 Greenwood Drive
                                    Niwot, CO 80503
                                    Fax: (303) 652-0424

               Any party may change its address for the purpose of this Section 8 by giving the other party written notice of the new address in the manner set forth above.

        9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof, written or otherwise.




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        10.    AMENDMENT. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants or conditions hereof may be amended, only by a written instrument executed by Employee and by an authorized representative of the Company which expressly states the intention of the parties to modify the terms of this Agreement.

        11. WAIVER. Any failure to exercise or delay in exercising any right, power or privilege herein contained, or any failure or delay at any time to require the other party's performance of any obligation under this Agreement, shall not affect the right to subsequently exercise that right, power or privilege, or to require performance of that obligation. A waiver of any of the provisions of this Agreement shall not be deemed, nor shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. A waiver shall not be binding unless executed in writing by the party making the waiver.

        12. ASSIGNMENT; BINDING EFFECT. This Agreement shall inure to the benefit of, and be enforceable by, the Company and its successors and assigns; however, this Agreement is personal to Employee and may not be assigned by Employee in whole or in part.

        13. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law. If any provision of this Agreement shall be unlawful, void or for any reason unenforceable, it shall be deemed separable from, and shall in no way affect the validity or enforceability of, the remaining provisions of this Agreement, and the rights and obligations of the parties shall be enforced to the fullest extent possible.

        14. ATTORNEYS' FEES. In any judicial action or proceeding or any arbitration proceeding between the parties to enforce any of the provisions of this Agreement, to seek damages on account of the breach hereof, to seek injunctive relief to prevent the breach hereof, to seek a judicial determination of the rights or obligations of any party hereto, or in any judicial action or proceeding or any arbitration proceeding between the parties in which this Agreement is raised as a defense, regardless of whether the action or proceeding is prosecuted to judgment, and in addition to any other remedy, the unsuccessful party shall pay the successful party all costs and expenses, including reasonable attorneys' fees, incurred by the successful party.

        15. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, excluding any choice of law principles which direct the application of the laws of another jurisdiction.

        16. EFFECT OF HEADINGS. The subject headings of this Agreement are included for convenience only, and shall not affect the construction or interpretation of any of its provisions.

        17. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.




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               IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first above written.



               "Company"               ANDATACO,
                                       a California corporation



                                       By: /s/ W. DAVID SYKES
                                          --------------------------------------
                                           Name: W. David Sykes
                                                --------------------------------
                                           Title: President
                                                 -------------------------------



               "Employee"              /s/ HARRIS RAVINE
                                       -----------------------------------------
                                       HARRIS RAVINE











                                      10.